Exhibit 10.31

April 12, 2013

Dear Mark:

As we discussed, your employment with Sabre Holdings (the “Company”) will terminate on or about June 30, 2013. You will receive all benefits to which you are entitled under your Employment Agreement dated July 31, 2009 (the “Agreement”), including relevant severance payments as discussed in Section 7(a) of the Agreement and described on the attached Schedule A. Schedule A sets forth a calculation of monthly severance payments, lump sum accrued but unused vacation payment confirmation, and confirmation of the monthly amount, reimbursement policy for medical benefits as provided for in the Agreement. Additionally, in connection with the termination and subject to the terms set out in this letter agreement, the Board, given your unique circumstances, wishes to exercise its discretion under the Sovereign Holdings, Inc. Management Equity Incentive Plan (the “Plan”) to extend the period during which the stock options granted thereunder (the “Options”) which have vested as of the date of your termination of employment (“Extended Options”) will remain outstanding for the period set forth below instead of expiring at or shortly following the termination of your employment. A list of the Extended Options is set forth on Schedule B. For clarity, capitalized terms used but not defined in this letter have the meanings ascribed to them in the applicable document. Additionally, the Board, in its discretion, wishes to extend the period in which your Performance-Based Options may vest as discussed below. Such options would otherwise expire at or shortly following the termination of your employment.

You agree to the following:

1.	Extension of Exercise Window. Notwithstanding anything to the contrary in the Plan or in your Stock Option Grant Agreements, following the termination of your employment, the Extended Options will, subject to Section 5.6 of the Plan, expire on the earlier of (i) June 30, 2015; or (ii) the 10th anniversary of the Grant Date for such Options. The Extended Options (including the exercisability thereof) will remain subject to all terms and conditions of the Plan and related Stock Option Grant Agreements, including the requirement that you enter into the Sovereign Holdings, Inc. Management Stockholders’ Agreement as a condition to exercising the Extended Options. Your unvested Options as of June 30, 2013 that will cancel are listed on Schedule C and will be forfeited in accordance with the terms of the Plan.

2.	Extension of Performance-Based Options. Notwithstanding anything to the contrary in the Plan or in your Stock Option Grant Agreements, following the termination of your employment, you will retain any Performance-Based Options, that vest during the period of June 30, 2013 up to and including June 30, 2015, and, subject to Section 4.10 of the Plan[1], and assuming the vesting requirements for such options as

[1]

For purposes of any performance-based options and this paragraph 2, “the Plan” refers to the June 11, 2007 version of the Plan as the current version of the Plan (dated September 14, 2012) does not discuss performance-based options as that type of equity is no longer used by the Company.

set forth in Section 4.4.2 of the Plan are otherwise met. Any Extended Performance-Based Options not vesting by June 30, 2015 under the terms of the Plan will be forfeited. The Extended Performance-Based Options (including the exercisability thereof) will remain subject to all terms and conditions of the Plan and related Stock Option Grant Agreements, including the requirement that you enter into the Sovereign Holdings, Inc. Management Stockholders Agreement as a condition to exercising the Extended Performance-Based Options. A list of your unvested Performance-Based Options as of June 30, 2013 are listed on Schedule D.

3.	Forfeiture of Restricted Stock. You acknowledge and agree that all of your Restricted Stock Units in Sovereign Holdings, Inc. set forth on Schedule E shall be forfeited as of June 30, 2013 and you will have no further rights with respect to such Restricted Stock Units.

4.	Acknowledgment/Extension of Restrictive Covenants, You are and shall continue to be bound by the restrictive covenants included in the Agreement. In connection with the extensions set forth in paragraphs 1 and 2 above, you agree that the non-competition term (as set forth in Section 8(c) of the Agreement), is extended to commence on the last day of your employment with the Company and expire on June 30, 2015. The extensions set forth in paragraphs 1 and 2 above are conditioned upon your strict compliance with Section 8 of the Agreement, as modified by this letter. Any breach by you of any of the restrictive covenants in the Restrictive Covenant Agreement means you forfeit any remaining Extended Options and Extended Performance-Based Options immediately.

5.	Release. The extension of the Options and Performance-Based Options provided hereby is contingent upon your execution of the Company’s standard form of release as provided to you by the Company on or about June 30, 2013 and such release becoming irrevocable.

If you agree to these terms, please sign and return to me at your earliest convenience. Mark, I thank you for your service and contributions to the Company.

Sincerely,

/s/ Michael S. Gilliland

Michael S. Gilliland

SOVEREIGN HOLDINGS, INC.

By:	/s/ Sterling L Miller
Name:	Sterling L. Miller
Title:	Corporate Secretary

TVL COMMON, INC.

By:	/s/ Sterling L Miller
Name:	Sterling L. Miller
Title:	Corporate Secretary

Dated: April 12, 2013

Acknowledged and Agreed:

/s/ Mark K. Miller
Mark K. Miller

Date:	4/17/2013

Schedule A

Monthly Severance/Lump Sum Vacation/Medical Reimbursement Information

Yearly Base Salary: $420,000

Yearly Target Bonus: $294,000

Total Annual Compensation: $714,000

Gross Monthly Payment Amount: $59,500 ($714,000 /12 months)

Schedule of 18 Gross Monthly Payments:

Payment	Month	Amount
1	Jul-2013	$59,500
2	Aug-2013	$59,500
3	Sep-2013	$59,500
4	Oct-2013	$59,500
5	Nov-2013	$59,500
6	Dec-2013	$59,500
7	Jan-2014	$59,500
8	Feb-2014	$59,500
9	Mar-2014	$59,500
10	Apr-2014	$59,500
11	May-2014	$59,500
12	Jun-2014	$59,500
13	Jul-2014	$59,500
14	Aug-2014	$59,500
15	Sep-2014	$59,500
16	Oct-2014	$59,500
17	Nov-2014	$59,500
18	Dec-2014	$59,500

Lump Sum Vacation Payment: Any accrued but unused vacation (PTO) days as of June 30, 2013 will be paid to Executive in a lump sum either at or near the time of separation or by the next regular pay-period post separation.

COBRA Reimbursement: Executive will receive and complete a medical benefits packet shortly after the time of separation. Once completed, the Company’s vendor will switch Executive to active COBRA status. As provided for in Section 7(a) of the Agreement (and as explained in the packet Executive will receive), Executive will then be charged the same amount per month for medical benefits as he would as an active employee of the Company. The duration of this benefit is either 18 months or when Executive becomes reemployed, whichever comes first.

Schedule B

Extended Sovereign Stock Options

Grant Date	Expiration Date	Granted	Grant Price	Exercisable
06/11/2007	06/11/2017	337,725	$5.000000	337,725
01/31/2008	01/31/2018	15,300	$5.000000	15,300
03/31/2009	03/31/2019	354,300	$3.000000	304,476
03/23/2010	03/23/2020	350,000	$5.230000	235,156

Schedule C

Unvested Sovereign Stock Options

Grant Date	Expiration Date	Granted	Grant Price	Unvested
03/31/2009	03/31/2019	354,300	$3.000000	49,824
03/23/2010	03/23/2020	350,000	$5.230000	114,844
12/03/2012	12/03/2022	40,000	$9.970000	40,000

Schedule D

Unvested Sovereign Performance-Based Stock Options

Grant Date	Expiration Date	Granted	Grant Price	Exercisable as of 6/30/2013
06/11/2007	06/11/2017	112,575	$5.000000	0
01/31/2008	01/31/2018	5,100	$5.000000	0

Schedule E

Unvested Sovereign Restricted Stock Grants

Grant Date	Expiration Date	Granted	Grant Price
12/03/2012	Varies by vesting date	20,000	N/A